As filed with the Securities and Exchange Commission on May 7, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

API TECHNOLOGIES CORP.

(Exact name of Registrant as specified in its charter)

Delaware	98-0200798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

(407) 876-0279

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brian R. Kahn

Chairman and Chief Executive Officer

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

(407) 876-0279

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley L. Finkelstein, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	6,194,513	N/A	$24,220,545.83	$2,775.67

(1)	Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Up to 6,194,513 shares of common stock, which shares are issuable upon conversion, at an initial conversion price of $6.00 per share of common stock, of a convertible subordinated note or shares of Series A Mandatorily Redeemable Preferred Stock, as applicable, including upon the conversion of (i) interest paid in kind that has accrued on such note and (ii) dividends paid in kind on such preferred stock.
(3)	Pursuant to Rule 457(c) under the Securities Act of 1933, the aggregate offering price of the common stock is estimated solely for the purposes of calculating the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate is based on the average of the high and low prices per share of common stock as reported on The NASDAQ Capital Market on May 3, 2012, which was $3.91.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated May 7, 2012

PROSPECTUS

6,194,513 Shares

API Technologies Corp.

Common Stock

On March 22, 2012, we issued a convertible subordinated note (the “Note”) to the selling stockholder named in this prospectus in a private placement. Following the effectiveness of an amendment to our certificate of incorporation, the Note will convert into shares of our Series A Mandatorily Redeemable Preferred Stock (the “Series A Preferred Stock”). Both the Note and the Series A Preferred Stock are convertible at any time at the option of the selling stockholder into shares of our common stock, par value $0.001 per share (the “Common Stock”). This prospectus relates to the sale by the selling stockholder of up to 6,194,513 shares of our Common Stock, which shares are issuable upon conversion of the Note or the Series A Preferred Stock, as applicable, including upon the conversion of (i) interest paid in kind that has accrued on the Note and (ii) dividends paid in kind on the Series A Preferred Stock. The Note and the Series A Preferred Stock must be repaid or redeemed, as applicable, on March 22, 2019, at which time interest and dividends, as applicable, cease to be paid on the Note and the Series A Preferred Stock.

Neither the Note nor the shares of Series A Preferred Stock are being registered pursuant to this prospectus or otherwise.

We are not selling any securities covered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling stockholder. We are registering shares of Common Stock on behalf of the selling stockholder. The selling stockholder or its permitted transferees may sell these shares of Common Stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of our Common Stock pursuant to the registration statement of which this prospectus forms a part. The selling stockholder will be responsible for all other costs and expenses in connection with the sale of its shares of Common Stock, including brokerage commissions or dealer discounts.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Our Common Stock is listed on The NASDAQ Capital Market under the symbol “ATNY.” The closing price for our Common Stock on May 4, 2012 was $3.89 per share.

Investment in our Common Stock involves a high degree of risk.

See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2012.

INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using the “shelf” registration process. Under this process, the selling stockholder may from time to time, in one or more offerings, sell the shares of Common Stock described in this prospectus.

This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our shares of Common Stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the shares of Common Stock being offered.

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus or incorporated by reference into this prospectus. Although we have included what we believe to be the most important information about our company and this offering, the following summary does not contain all the information that may be important to you in evaluating whether to invest in shares of our Common Stock. You should read this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page 4, and the information to which we refer you and the information incorporated into this prospectus by reference, for a complete understanding of our business and this offering. References in this prospectus to “our company,” “we,” “our,” “API,” “API Technologies Corp.” and “us” refer to API Technologies Corp. and its wholly owned subsidiaries. References to “selling stockholder” refer to the stockholder listed under the heading “Selling Stockholder” beginning on page 18, who may sell shares of Common Stock from time to time as described in this prospectus.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC to register up to 6,194,513 shares of our Common Stock, which shares are issuable upon conversion of the Note or the Series A Preferred Stock, as applicable, including upon the conversion of (i) interest paid in kind that has accrued on the Note and (ii) dividends paid in kind on the Series A Preferred Stock. In this prospectus, we refer to such shares as the Shares. The Note was issued in connection with our private placement that closed on March 22, 2012, both of which are further described in our Definitive Consent Statement on Schedule 14C filed by us with the SEC on April 18, 2012. The Shares are being registered for resale or other disposition by the selling stockholder or its permitted transferees. We will not receive any proceeds from the sale or other disposition of the Shares registered hereunder, or interests therein.

API Technologies Corp.

API designs, develops and manufactures systems, subsystems, RF and secure communications products, as well as provides electronics manufacturing and high-quality engineering services for technically demanding, high-reliability applications. Product lines include: Highly engineered products (including unmanned aerial vehicles (UAVs), aiming systems and synthesizers), Secure communications products (including TEMPEST and emanation security, encryption and secure networking products), subsystems and components (including custom hybrids, MIL-STD-1553 Data Bus, terminals, transistors and magnetics), RF and microwave products (including custom filters, amplifiers, connectors and antennas), sensors, and power systems. The Company also offers engineering services (including engineering and design for payloads, ground control systems and commercial product design) and electronics manufacturing services (EMS), such as new product introductions (NPI) and prototypes, turnkey manufacturing and printed circuit board (PCB) assembly.

We own and operate several state-of-the-art manufacturing facilities throughout North America, the United Kingdom, Mexico and China. Our customer base spans defense, aerospace, industrial, communications, medical, and government agencies, including the governments of the United States, Canada, the United Kingdom, and other NATO countries, many of which outsource many of their defense subcontracting requirements to us as a result of the combination of our design, development and manufacturing expertise.

We sell our products through direct sales force and applications engineering staff, a network of independent sales representatives, and distributors, as well as through our web site. We currently have business offices throughout North America, the United Kingdom, and Germany. Our executive corporate office is located at 4705 S. Apopka Vineland Road, Suite 210, Orlando, FL 32819, and our telephone number at that location is (407) 876-0279. Our website, which contains links to our financial information and our filings with the SEC, is www.apitechnologies.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendment to such reports are available, free of charge, on or through our website at the “Investor Relations” section, as soon as reasonably practicable after we file electronically such material with, or furnish it to, the SEC. The content on our website is available for information purposes only and is not incorporated by reference. Our Common Stock trades on The NASDAQ Capital Market under the symbol “ATNY.”

Corporate Information

API was incorporated on February 2, 1999 in the state of Delaware under the name Rubincon Ventures Inc. In 2006, we completed a business combination under Ontario law pursuant to which we acquired API Electronics Group Corp. We subsequently changed our name to API Technologies Corp. on October 22, 2009.

On January 21, 2011, we acquired SenDEC Corp., a New York corporation, which we refer to as SenDEC. SenDEC is a defense electronics manufacturing services company headquartered in Fairport, New York. In the transaction, API acquired all of the equity of SenDEC, which included SenDEC’s electronics manufacturing operations and approximately $30 million of cash, in exchange for the issuance of 22,000,000 shares of API Common Stock to Vintage Albany Acquisition, LLC. The combination of SenDEC and API created a mid-tier defense electronics platform with a broad range of capabilities to better serve its customers’ current and future needs during a dynamically transforming era for the defense community. API’s acquisition of SenDEC effectively doubled the size of API and presents a variety of immediate revenue synergies and growth opportunities in the defense sector.

On June 1, 2011, API completed the acquisition of Spectrum Control, Inc., which we refer to as Spectrum, as provided for in the Agreement and Plan of Merger entered into on March 28, 2011 by API, Spectrum, and Erie Merger Corp., a wholly owned subsidiary of API. Spectrum is a leading designer and manufacturer of high performance, custom solutions for the defense, aerospace, industrial, and medical industries headquartered in Fairview, Pennsylvania. Pursuant to the Agreement and Plan of Merger, each share of common stock of Spectrum was converted into the right to receive $20.00 in cash, without interest. The total transaction value was approximately $270 million, including the value of stock options cashed-out as a result of the Spectrum acquisition.

Also on June 1, 2011, in connection with the Spectrum acquisition, API entered into a Credit Agreement with Morgan Stanley Senior Funding, Inc., as lead arranger, sole book-runner and administrative agent, providing for a secured term loan in the principal amount of $200 million and a $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million. The Credit Agreement was subsequently amended and restated to provide for a secured term loan facility in the principal amount of $170 million and $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million.

On June 27, 2011, API also completed a private placement of approximately $31 million of its common stock at a price of $6.50 per share, the proceeds of which were used to finance the closing of the Spectrum acquisition. The Company also issued 300,000 shares of its common stock to certain purchasers in consideration for a backstop commitment in connection with the private placement.

On November 29, 2011, CMT Filters, Inc. (“API Sub”), a subsidiary of API, entered into an asset purchase agreement with Commercial Microwave Technology, Inc. (“CMT”), a California corporation, and certain other parties, pursuant to which API Sub purchased substantially all of the assets of CMT. CMT designs and manufactures Radio Frequency and Microwave Filters, Multiplexers, and related products for use in space and commercial applications. API Sub also assumed certain liabilities of CMT relating to the assets acquired. API Sub purchased the assets of CMT for $8,200,000, subject to certain adjustments.

On March 19, 2012, API completed the acquisition of substantially all of the assets of RTI Electronics (“RTI”) for a total purchase price of $2,295,000 with $1,500,000 payable in cash at closing and the remainder pursuant to a $795,000 promissory note payable in 24 equal monthly installments. Based in Anaheim, California, RTI is a leading manufacturer of passive electronic components, including thermistors, film capacitors, magnetic transformers and inductors, and audio power conditioning units. RTI had revenues in 2011 of approximately $4,000,000 from a diverse Fortune 500 customer base spanning the audio, defense, aerospace, and industrial markets.

On March 22, 2012, API completed the acquisition, through its UK-based subsidiary API Technologies (UK) Limited (“API UK”), of the entire issued share capital of C-MAC Aerospace Limited (“C-MAC”), for a total purchase price of £20,950,000 (approximately $33,000,000), including the value of C-MAC’s debt repaid in connection with the acquisition. C-MAC is a leading provider of high-reliability electronic systems, modules, and components to the defense, aerospace, space, industrial and energy sectors.

On March 22, 2012, following the acquisition of C-MAC, API entered into a Note Purchase Agreement by and among API and the purchaser referred to therein (the “Note Purchase Agreement”). Pursuant to the Note Purchase Agreement, API sold an aggregate initial principal amount of $26,000,000 of convertible subordinated notes (the “Note”) to the selling stockholder in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). API received aggregate gross proceeds of $16,000,000 from the private placement, all of which will be used for working capital purposes. The purchaser of the Note is an affiliate of Senator Investment Group LP. Such affiliate is also the beneficial owner of approximately 10.7% of our outstanding Common Stock, without giving effect to the transactions contemplated by the Note Purchase Agreement.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our Common Stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flows. As a result, the market price of our Common Stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.

Risks Related to Our Business

We are highly reliant on defense spending

Our current orders from defense-related companies account for a material portion of our overall net sales and defense spending levels depend on factors that are outside of our control. For the fiscal year ended May 31, 2011, defense spending represented approximately 83% of our total consolidated sales, which does not include Spectrum sales, and for the transition period ended November 30, 2011, it represented 50% of our total consolidated sales. Reductions or changes in defense spending, including as a result of new U.S. government budget reductions, could have a material adverse effect on our sales and profits.

Changes in appropriations and in the national defense policy and decreases in ongoing defense programs including as a result of U.S. government budget reductions, could adversely affect our performance. Such occurrences are beyond our control. For instance, government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress typically appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. As a result, at the beginning of a major program, a contract is typically only partially funded, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations available for future fiscal years. Also, the specific programs in which we participate, or in which we may seek to participate in the future, must compete with other programs for consideration during the budget formulation and appropriation processes. A change of elected officials could result in substantial changes in defense spending. In addition, a difference in philosophy or the worsening economic climate of the country could reduce or change appropriations.

Our contracts with prime U.S. government contractors contain customary provisions permitting termination or reduction at any time, at the convenience of the U.S. government. The “Termination for Convenience” clause generally limits the contractor’s recovery to cost incurred plus profit on work completed, and the costs of preparing the termination settlement proposal. If we experience significant reductions or delays in procurements of our products by the U.S. government, or terminations of government contracts or subcontracts, our operating results could be materially and adversely affected.

Our business may be adversely affected by global economic conditions

The continuation or resurgence of the recent global economic downturn and credit crisis may have a significant negative impact on our business, financial condition, and future results of operations. Specific risk factors related to these overall economic and credit conditions include the following: customer or potential customers may reduce or delay their procurement or new product development; key suppliers may become insolvent resulting in delays for our material purchases; vendors and other third parties may fail to perform their contractual obligations; customers may be unable to obtain credit to finance purchases of our products and services; and certain customers may become insolvent. These risk factors could reduce our product sales, increase our operating costs, impact our ability to manage inventory levels and collect customer receivables, lengthen our cash conversion cycle and increase our need for cash, which would ultimately decrease our profitability and negatively impact our financial condition. In addition, recent economic conditions have caused deficits in the U.S. and other countries to rise significantly, which is likely to result in budget cuts and reduced public spending in a number of areas. As a result, defense budgets generally are under pressure. Reduced defense spending may affect products purchased by those governments or their prime contractors from us and may materially adversely affect our operations and financial condition.

We are reliant on certain security clearances for some of our business

We have obtained a Facility Security Clearance from the Defense Industrial Security Clearance Office, which is part of the Defense Security Service, or DSS, for several of our U.S. facilities. If we do not maintain the Facility Security Clearance we would be prevented from continuing those business activities that require access to classified information. Our ability to maintain our Facility Security Clearance has a direct impact on our ability to bid on or win new contracts, complete existing contracts, or effectively re-bid on expiring contracts either directly through the U.S. government or through U.S. defense contractors. The inability to obtain and maintain our Facility Security Clearance would have a material adverse affect on our business, financial condition and operating results.

The integration of acquisitions may be difficult and may not yield the expected results

As part of our general business strategy, we expect to experience significant growth and expect such growth to continue into the future. This growth is expected to place a significant strain on our management, financial, operating and technical resources. Failure to manage this growth effectively could have a material adverse effect on our financial condition or results of operations. There can be no assurance that we will be able to effectively integrate the acquired companies, including our newly acquired subsidiaries, SenDEC and Spectrum, with our own operations. Expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to (i) manage our business and our subsidiaries as a cohesive enterprise, (ii) manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures, (iii) add internal capacity, facilities and third-party sourcing arrangements as and when needed, (iv) maintain product and service quality controls, and (v) attract, train, retain, motivate and manage effectively our employees. There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations. Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on our resources and our relationships with employees and customers. Ultimately, acquisitions may not be as profitable as expected or profitable at all.

Some of the additional risks that may continue to affect our ability to integrate acquired companies include those associated with:

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	consolidating and integrating operations and space, and the costs and risks associated therewith;

•	integrating administrative processes, accounting practices and technologies;

•	transferring required governmental permits and consents;

•	retaining customers and contracts from the acquired companies;

•	increasing the scope, geographic diversity and complexity of our operations; and

•	implementing the controls and procedures and policies appropriate for a public company to any acquired company that prior to their acquisition lacked such controls, procedures and policies.

For certain acquisitions, we have raised the capital required to make such acquisitions from the issuance of shares, warrants, and convertible debt, which has been dilutive to our shareholders.

Additionally, in the period following an acquisition, we are required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they are written down to estimated fair value, with a charge against earnings.

We currently maintain approximately $189 million of debt (exclusive of the $26 million of debt outstanding pursuant to the Note) and our failure to service such indebtedness may adversely affect our financial and operating activities

At November 30, 2011, we had approximately $172 million in aggregate principal amount of outstanding debt net of discounts, which is secured by substantially all of our assets. On March 22, 2012, we incurred an additional $16 million of debt pursuant to our credit agreement to finance the acquisition of C-MAC, in addition to assuming approximately $2.6 million of debt in connection with such acquisition. Finally, we have an additional $26 million of debt outstanding pursuant to the Note (which amount will be converted into shares of Series A Preferred Stock upon conversion of the Note).

Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our existing debt depends on our future financial performance as well as our ability to access the capital markets, and the relative attractiveness of available financing terms. We do not have complete control over our future financial performance because it is subject to economic, political, financial (including credit market conditions), competitive, regulatory and other factors affecting the aerospace and defense industry, as well as commercial industries in which we operate. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to reduce costs and expenses, sell assets, restructure debt or obtain additional equity capital. We may not be able to do so in a timely manner or upon acceptable terms in accordance with the restrictions contained in our debt agreements. Our level of indebtedness has important consequences to us. These consequences may include:

•

requiring a substantial portion of our net cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes, including acquisitions, capital expenditures, paying dividends to our shareholders, repurchasing shares of our Common Stock, research and development and other investments;

•

limiting our ability to obtain additional financing for acquisitions, working capital, investments or other expenditures, which, in each case, may limit our ability to carry out our acquisition strategy;

•

heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

•	limiting our organic growth and ability to hire additional personnel.

Our credit facility contains certain restrictions that may limit our ability to operate our business.

Our credit facility, which contains a number of restrictive covenants that affect our business, restrict our ability to, among other things and subject to certain standard exceptions, sell or lease certain assets, pay dividends or other distributions to stockholders, engage in certain mergers or consolidations, create liens on assets, and borrow money or issue guarantees.

In addition, as a result of the covenants and restrictions contained in our credit facility, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities either through acquisitions or internal expansion. The terms of any future indebtedness could include more restrictive covenants.

We cannot assure that we will be able to remain in compliance with the covenants in our credit facility in the future and, if we fail to do so, that we will be able to obtain waivers from the appropriate parties and/or amend the covenants. Our ability to comply with these covenants is dependent on our future performance, which, will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. If we are not able to comply with all of these covenants for any reason and we have debt outstanding at the time of such failure, some or all of our outstanding debt could become due and payable and the incurrence of additional debt under the credit facilities would not be allowed. If our cash is utilized to repay any outstanding debt, depending on the amount of debt outstanding, we could experience an immediate and significant reduction in working capital available to operate our business.

Net sales could decline significantly if we lose a major customer or a major program

Historically, a large portion of our net sales have been derived from sales to a small number of our customers and we expect this trend to continue for the foreseeable future. The U.S., Canadian and United Kingdom governments’ Departments of Defense (directly and through subcontractors) account for approximately 50% and 1% and 4%, respectively, of our revenues for the transition period ended November 30, 2011 and 71% and 6% and 6%, respectively, of our revenues for the fiscal year ended May 30, 2011. One of the US customers, a defense prime contractor, represented approximately 8% for the transition period ended November 30, 2011 and approximately 21% of revenues for the year ended May 31, 2011. A loss of a significant customer could adversely impact the future operations of our Company.

In many cases, our customers are not subject to any minimum purchase requirements and can discontinue the purchase of our products at any time. In the event one or more of our major customers reduces, delays or cancels orders with us, and we are not able to sell our services and products to new customers at comparable levels, our net sales could decline significantly, which could adversely affect our financial condition and results of operations. In addition, any difficulty in collecting amounts due from one or more key customers would negatively impact our results of operations, cash flows and financial position.

Our operations are subject to numerous laws, regulations and restrictions, and failure to comply with these laws, regulations and restrictions could subject us to fines, penalties, suspension or debarment

Our contracts and operations are subject to various laws and regulations. Prime contracts with various agencies of the U.S. government, and subcontracts with other prime contractors, are subject to numerous procurement regulations, including Federal Acquisition Regulation, the False Claims Act and the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, with noncompliance found by any one agency possibly resulting in fines, penalties, debarment, or suspension from receiving additional contracts with all U.S. government agencies. Given our dependence on U.S. government business, suspension or debarment could have a material adverse effect on our financial results.

In addition, our international business subjects us to numerous U.S. and foreign laws and regulations, including, without limitation, regulations relating to import-export control, technology transfer restrictions, repatriation of earnings, exchange controls, the Foreign Corrupt Practices Act and the anti-boycott provisions of the U.S. Export Administration Act. Changes in regulations or political environments may affect our ability to conduct business in foreign markets including investment, procurement and repatriation of earnings. Failure by us or our sales representatives or consultants to comply with these laws and regulations could result in certain liabilities and could possibly result in suspension or debarment from government contracts or suspension of our export privileges, which could have a material adverse effect on our financial results.

The possibility of goodwill impairments exists

As a result of recent business acquisitions, including SenDEC, Spectrum and CMT, goodwill is a significant part of our total assets. At May 31, 2011, our total assets were approximately $273 million, which included approximately $90 million of goodwill and at November 30, 2011 our total assets were approximately $506 million, which included approximately $253 million of goodwill. Goodwill reflects the excess of the purchase price of each of our acquisitions over the fair value of the net assets of the business acquired. We perform annual evaluations, or more frequently if impairment indicators arise, for potential impairment of the carrying value of goodwill in accordance with current accounting standards. To date, these evaluations have not resulted in the need to recognize an impairment charge. However, if our future financial performance were to decline significantly, we could incur a material non-cash charge in our income statement and a material reduction in our shareholders’ equity for the impairment of goodwill.

The concentration of our share ownership among our current officers, directors and their affiliates may limit our shareholders’ ability to influence corporate matters

Our officers and directors as a group beneficially own a large percentage of our shares. Therefore, directors and officers, acting together may have a controlling influence on (i) matters submitted to our shareholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and (ii) our management and affairs. This concentration of ownership also may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of our shares.

We have a history of net losses, and may not be profitable in the future

Prior to the transition period ended November 30, 2011, we have incurred net losses for each of the last five full fiscal years. We cannot assure you that we will be profitable in the future. Even if we achieve profitability, we may experience significant fluctuations in our revenues and we may incur net losses from period to period. The impact of the foregoing may cause our operating results to be below the expectations of securities analysts and investors, which may result in a decrease in the market value of our common shares.

Our inability to retain and attract employees with key technical or operational expertise may adversely affect our business

The products that we sell require a large amount of engineering design, manufacturing and operational expertise. However, the majority of our technological capabilities are not protected by patents and licenses. We rely on the expertise of our employees and our learned experiences in both the design and manufacture of our products. Competition for personnel in our industry is intense and there are a limited number of persons, especially engineers, with knowledge of and experience in our technologies. Our design and development efforts depend on hiring and retaining qualified technical personnel. An inability to attract or maintain a sufficient number of technical personnel could have a material adverse effect on our operating performance or on our ability to capitalize on market opportunities. In addition, if we were to lose one or more of our key employees, then we would likely lose some portion of our institutional knowledge and technical know-how, which could adversely affect our business.

Failure to maintain adequate internal controls could adversely affect our business

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in each of our Annual Reports on Form 10-K a report containing our management’s assessment of the effectiveness of our internal control over financial reporting. These laws, rules and regulations continue to evolve and could become increasingly stringent in the future. We have undertaken actions to enhance our ability to comply with the requirements of the Sarbanes-Oxley Act of 2002, including, but not limited to, the engagement of consultants, the documentation of existing controls and the implementation of new controls or modification of existing controls as deemed appropriate.

We continue to devote substantial time and resources to the documentation and testing of our controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory actions, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition, results of operations and cash flows.

We are dependent on key personnel

We are dependent upon a small number of key personnel. For example, Bel Lazar, API’s President and Chief Operating Officer, is important to API’s future strategy. The loss of the services of such key personnel could have a material adverse effect on our business because we believe our success will depend in large part on the efforts of these individuals. While we have entered into employment letter agreements with certain key personnel, such letter agreements provide that their employment is at-will. We do not currently have, or propose to have, any long-term employment agreements with key personnel, nor do we intend to obtain key-man insurance in respect of such key personnel.

Downturns in the cyclical semiconductor or electronic component industries would adversely affect our operating results and our value

The semiconductor and electronic component industries are cyclical, and the value of our business may decline during the “down” portion of these cycles. The markets for our products depend on continued demand in the aerospace, military defense systems, and commercial end-markets, and these end-markets may experience changes in demand that could adversely affect our operating results and financial condition.

The defense, semiconductor and electronic components industries are highly competitive and increased competition could adversely affect our operating results

The areas of the defense, semiconductor and electronic component industries in which we do business are highly competitive. We expect intensified competition from existing competitors and new entrants. Competition is based on price, product performance, product availability, quality, reliability and customer service. Even in strong markets, pricing pressures may emerge. For instance, competitors may attempt to gain a greater market share by lowering prices. The market for commercial products is characterized by declining selling prices. We anticipate that average selling prices for our products will continue to decrease in future periods, although the timing and amount of these decreases cannot be predicted with any degree of certainty. We compete in various markets with companies of various sizes, many of which are larger and have greater financial and other resources than we have, and thus may be better able to pursue acquisition opportunities and to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future. We may not be able to compete successfully in the future and such competitive pressures may harm our financial condition and/or operating results.

We depend on limited suppliers for certain critical raw materials

Our manufacturing operations require raw materials that must meet exacting standards. Additionally, certain customers require us to buy from particular vendors due to their product specifications. We rely heavily on our ability to maintain access to steady sources of these raw materials at favorable prices. We do not have specific long-term contractual arrangements, but we believe we are on good terms with our suppliers. We cannot be certain that we will continue to have access to our current sources of supply at favorable prices, or at all, or that we will not encounter supply problems in the future. Any interruption in our supply of raw materials could reduce our sales in a given period, and possibly cause a loss of business to a competitor, if we could not reschedule the deliveries of our product to our customers. In addition, our gross profits could suffer if the prices for raw materials increase, especially with respect to sales associated with military contracts where prices are typically fixed.

Precious metals are subject to price fluctuations

Raw materials used in the manufacture of certain ceramic capacitors include silver, palladium, and platinum. Certain of our microwave components and systems require gold plating. Precious metals are available from many sources; however, their prices may be subject to significant fluctuations and such fluctuations may have a material and adverse affect on our operating results. Historically, the Company has been able to pass on precious metal price increase to its customers, in the form of precious metal price adders or direct sales price increases. However, there can be no assurance that customers will continue to accept these selling price adjustments and, as a result, there may be a material adverse affect on our operating margins and overall operating results.

We may not be able to develop new products to satisfy changes in demand

The industries in which we operate are dynamic and constantly evolving. We cannot provide any assurance that we will successfully identify new product opportunities and develop and bring products to market in a timely and cost-effective manner, or those products or technologies developed by others will not render our products or technologies obsolete or noncompetitive.

The introduction of new products presents significant business challenges because product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of process design and development;

•	timely and efficient implementation of manufacturing and assembly processes;

•	product performance;

•	the quality and reliability of the product;

•	effective marketing, sales and service; and

•	sufficient demand for the product at an acceptable price.

The failure of our products to achieve market acceptance due to these or other factors could harm our business.

Cancellation or changes or delays in orders could materially reduce our net sales and operating results

We generally do not receive firm, long-term purchase commitments from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations for a period by reducing our net sales in that period. In addition, because many of our costs and operating expenses are fixed, a reduction in customer demand could harm our gross profit and operating income.

Our lengthy sales cycle may increase the likelihood that our quarterly net sales will fluctuate which may adversely affect the market price of our shares of Common Stock

Due to the complexity of our technology and the types of end uses for our products, our customers perform, and require us to perform, extensive process and product evaluation and testing, which results in a lengthy sales cycle. Our sales cycles can often last for several months, and may last for up to a year or more. Additionally, as we are a tier three supplier, our orders are dependent on funding and contract negotiations through multiple parties which can affect our receipt of orders due to matters outside of our control. Our business is moving towards a business base driven more by larger orders on major defense programs. As a result of these factors, our net sales and operating results may vary unpredictably from period to period. This fact makes it more difficult to forecast our quarterly results and can cause substantial variations in operating results from quarter to quarter that are unrelated to the long-term trends in our business. This lack of predictability in our results could adversely affect the market price of our common shares in particular periods.

We depend on military prime contractors for the sale of our products

We sell a substantial portion of our products to military prime contractors and the contract manufacturers who work for them. The timing and amount of sales to these customers ultimately depend on sales levels and shipping schedules for the products into which our components are incorporated. We have no control over the volume and timing of products shipped by our military prime contractors and the contract manufacturers who work for them, and we cannot be certain that our military prime contractors or the contract manufacturers who work for them will continue to ship products that incorporate our components at current levels, or at all. Our business will be harmed if our military prime contractors or the contract manufacturers who work for them fail to achieve significant sales of products incorporating our components or if fluctuations in the timing or reductions in the volume of such sales occur. Failure of these customers to inform us of changes in their production needs in a timely manner could also hinder our ability to effectively manage our business.

Our failure to comply with U.S. government laws, regulations and manufacturing facility certifications would reduce our ability to be awarded future military business

We must comply with laws, regulations and certifications relating to the formation, administration and performance of federal government contracts as passed down to us by our customers in their purchase orders, which affects our military business and may impose added cost on our business. We are subject to government audits and reviews of our accounting procedures, business practices, procedures, and internal controls for compliance with procurement regulations and applicable laws. We also could be subject to an investigation as a result of private party whistleblower lawsuits. Such audits could result in adjustments to our contract costs and profitability. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including the termination of our contracts, the forfeiture of profits, the suspension of payments owed to us, fines, and our suspension or debarment from doing business with federal government agencies. In addition, we could expend substantial amounts defending against such charges and incur damages, fines and penalties if such charges are proven or result in negotiated settlements. Since defense sales account for a significant portion of our business, any debarment or suspension of our ability to obtain military sales would greatly reduce our overall net sales and profits, and would likely affect our ability to continue as a going concern.

Our products may be found to be defective, product liability claims may be asserted against us and we may not have sufficient liability insurance

One or more of our products may be found to be defective after shipment, requiring a product replacement, recall or repair which would cure the defect but impede performance of the product. We may also be subject to product returns, which could impose substantial costs and harm to our business.

Product liability claims may be asserted with respect to our technology or products. Although we currently have insurance, there can be no assurance that we have obtained a sufficient amount of insurance coverage, that asserted claims will be within the scope of coverage of the insurance, or that we will have sufficient resources to satisfy any asserted claims.

We typically provide a one-year product defect warranty from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations. We continually assess the necessity for a warranty provision and accrue amounts deemed necessary.

Our inability to protect our intellectual property rights or our infringement of the intellectual property rights of others could adversely affect our business

We principally rely on our skill in the manufacture of our products and delivery of our services and not on any proprietary technologies that we develop or license on an exclusive basis. Our manufacturing know-how is primarily embodied in our drawings and specifications, and information about the manufacture of these products purchased from others. Our future success and competitive position may depend in part upon our ability to obtain licenses of certain proprietary technologies used in principal products from the original manufacturers of such products. Our reliance upon protection of some of our production technology as “trade secrets” will not necessarily protect us from other parties independently obtaining the ability to manufacture our products or deliver similar services. In addition, there may be circumstances in which “know how” is not documented, but exists within the heads of various employees who may leave the Company or disclose our know how to third parties. We cannot assure you that we will be able to maintain the confidentiality of our production technology, dissemination of which could have a material adverse effect on our business.

Patents of third parties may have an important bearing on our ability to offer certain of our products and services. Our major competitors as well as other third parties may obtain and may have obtained patents related to the types of products and services we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, some patent applications in the United States are confidential until a patent is issued and, therefore, we cannot evaluate the extent to which technology concerning our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were found by a court to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the products or services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing those patents. An adverse ruling arising out of any intellectual property dispute could also subject us to significant liability for damages.

We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether such license would be available or, if available, whether we would be able to obtain such licenses on commercially reasonable terms. If we are unable to obtain licenses with respect to patents held by others, and are unable to redesign our products to avoid infringement of any such patents, this could materially adversely affect our business, financial condition and operating results.

Also, we hold various patents and licenses relating to certain of our products. We cannot assure you as to the breadth or degree of protection that existing or future patents, if any, may afford us, that our patents will be upheld, if challenged, or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to us. It is possible that our existing patent rights may not be valid. We may have to expend resources to protect our patents in the event a third party infringes our patents, although we cannot assure you that we will have the resources to prosecute all or any patent violations by third parties.

We must commit resources to product production prior to receipt of purchase commitments and could lose some or all of the associated investment

We sell many of our products pursuant to purchase orders for current delivery, rather than pursuant to long-term supply contracts. This makes long-term planning difficult. Further, many of these purchase orders may be revised or canceled prior to shipment without penalty. As a result, we must commit resources to the production of products without advance purchase commitments from customers. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to the failure of anticipated orders to materialize, could result in our holding excess or obsolete inventory. This could cause inventory write-downs. Our inability to sell products after we have devoted significant resources to them could have a material adverse effect on our business, financial condition and results of operations.

Variability of our manufacturing yields may affect our gross margins

Our manufacturing yields vary significantly among products, depending on the complexity of a particular product. The difficulties that may be experienced in the production process include: defects in subcontractors components, impurities in the materials used, equipment failure, and unreliability of a subcontractor. From time to time, we have experienced difficulties in achieving planned yields, which have adversely affected our gross margins. Yield decreases can result in substantially higher unit costs, which could materially and adversely affect our operating results and have done so in the past. Moreover, we cannot assure you that we will be able to continue to improve yields in the future or that we will not suffer periodic yield problems, particularly during the early production of new products or introduction of new process technologies. In either case, our results of operations could be materially and adversely affected.

Our inventories may become obsolete

The life cycles of some of our products depend heavily upon the life cycles of the end products into which these products are designed. Products with short life cycles require us to manage closely our production and inventory levels. Inventory may also become obsolete. The life cycles for electronic components have been shortening over time at an accelerated pace. We may be adversely affected in the future by obsolete or excess inventories which may result from unanticipated changes in the estimated total demand for our products or the estimated life cycles of the end products into which our products are designed.

Interruptions, delays or cost increases affecting our materials, parts, equipment or subcontractors may impair our competitive position

Some of our products are assembled and tested by third-party subcontractors. We do not have any long-term agreements with these subcontractors. As a result, we may not have assured control over our product delivery schedules or product quality. Due to the amount of time typically required to qualify assemblers and testers, we could experience delays in the shipment of our products if we are forced to find alternative third parties to assemble or test them. Any product delivery delays in the future could have a material adverse effect on our operating results and financial condition. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors is disrupted or terminated.

Environmental liabilities could adversely impact our financial position

United States, Canadian, and United Kingdom laws and regulations impose various restrictions and controls on the discharge of materials, chemicals and gases used in our semiconductor and other manufacturing processes or in our finished goods. Under environmental regulations, we are responsible for determining whether certain toxic metals or chemicals are present in any given components we purchase and in each product we sell. These environmental regulations have required us to expend a portion of our resources and capital on relevant compliance programs. In addition, under other laws and regulations, we could be held financially responsible for remedial measures if our current or former properties are contaminated or if we send waste to a landfill or recycling facility that becomes contaminated, even if we did not cause the contamination. Also, we may be subject to additional common law claims if we release substances that damage or harm third parties. Further, future changes in environmental laws or regulations may require additional investments in capital equipment or the implementation of additional compliance programs in the future. Any failure to comply with environmental laws or regulations could subject us to significant liabilities and could have material adverse effects on our operating results, cash flows and financial condition.

In the conduct of our manufacturing operations, we have handled and do handle materials that are considered hazardous, toxic or volatile under applicable laws. The risk of accidental release of such materials cannot be completely eliminated. In addition, we operate or own facilities located on or near real property that was formerly owned and operated by others. These properties were used in ways that may have involved hazardous materials. Contaminants may migrate from, or within or through any such property. These risks may give rise to claims. Where third parties are responsible for contamination, the third parties may not have funds, or not make funds available when needed, to pay remediation costs imposed upon us jointly with third parties under environmental laws and regulations.

Risks Relating to Our Shares of Common Stock

Our stock market price and trading volume is volatile

The market for our Common Stock is volatile. Our share price is subject to volatility in both price and volume arising from market expectations, announcements and press releases regarding our business, and changes in estimates and evaluations by securities analysts or other events or factors.

Over the years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly smaller-capitalization companies like us, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values, or prospects of such companies. For these reasons, our shares of Common Stock are subject to significant volatility resulting from purely market forces over which we will have no control. Further, the market for our Common Stock has been very thin. As a result, our shareholders may be unable to sell significant quantities of Common Stock in the public trading markets without a significant reduction in the price of our common shares.

We do not expect to pay dividends

We intend to invest all available funds to finance our growth. Therefore our shareholders cannot expect to receive any dividends on our shares of Common Stock in the foreseeable future. Even if we were to determine that a dividend could be declared, we could be precluded from paying dividends by restrictive provisions of loans, leases or other agreements or by legal prohibitions under applicable corporate law.

Our failure to comply with The NASDAQ Stock Market’s continued listing standards may adversely affect the price and liquidity of our shares of Common Stock as well as our ability to raise capital in the future

Our Common Stock commenced trading on The NASDAQ Capital Market on June 27, 2011, under the symbol ATNY. Until we became listed on The NASDAQ Capital, our Common Stock was quoted and traded on the OTC Bulletin Board. NASDAQ requires listed companies to maintain minimum financial thresholds and comply with certain corporate governance regulations to remain listed. If we are unsuccessful in maintaining compliance with the continued listing requirements of NASDAQ, then our Common Stock could be delisted and may trade only in the secondary markets such as OTC Bulletin Board. Delisting from NASDAQ could adversely affect our liquidity and price of our Common Stock as well as our ability to raise capital in the future.

Shareholders may experience dilution if a significant proportion of our outstanding options and warrants are exercised, and upon conversion of the Note or the shares of Series A Preferred Stock, as applicable

Because our success is highly dependent upon our employees, directors and consultants, we have and intend in the future to grant to some or all of our key employees, directors and consultants options or warrants to purchase shares of our Common Stock as non-cash incentives. We have adopted an equity incentive plan for this purpose. To the extent that significant numbers of such options may be exercised when the exercise price is below the then current market price for our common shares, the interests of the other shareholders of the Company may be diluted. As of November 30, 2011, we have outstanding options to purchase 1,919,591 shares of Common Stock that were granted to directors, officers, employees and consultants that have a weighted average price of $5.72 and 51,000 restricted stock units. In addition, we issued the following: in December 2009, we issued 62,500 warrants with an exercise price of $5.08 per share, and on January 20, 2010 and January 22, 2010, we issued warrants to purchase an aggregate of 892,862 shares of Common Stock with an exercise price of $5.60 per share.

Shareholders will also experience dilution upon the conversion of the Note or the shares of Series A Preferred Stock, as applicable. Initially, 4,333,333 shares of Common Stock are issuable upon conversion of the Note or the shares of Series A Preferred Stock. Any interest or dividends that is paid on the Note or the shares of Series A Preferred Stock, as applicable, will be paid in kind and not in cash. As a result, additional shares of Common Stock will become issuable in the future upon conversion of the Note or the shares of Series A Preferred Stock, up to a maximum of 6,194,513 shares in the aggregate assuming a conversion price of $6.00 per share and that no event of default under the Note and no early redemption event occurs under the Series A Preferred Stock.

Upon the occurrence of an event of default under the Note or an early redemption event under the Series A Preferred Stock, we will be required to pay additional make-whole amounts that may result in an increase in the maximum number of shares of Common Stock that are issuable upon conversion of the Note or the shares of Series A Preferred Stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements.

The forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “would,” “projects,” “continues,” “estimates” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our plans, intentions, beliefs or current expectations.

The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We have included important factors in the cautionary statements included in this prospectus and the documents incorporated by reference in this prospectus, particularly in the sections entitled “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. These uncertainties and other risk factors include, but are not limited to: changing economic and political conditions in the United States and in other countries; the ability to integrate effectively acquired companies; war or other acts of political unrest; changes in governmental spending and budgetary policies; governmental laws and regulations surrounding various matters such as environmental remediation, contract pricing, and international trading restrictions; customer product acceptance; continued access to capital markets; and foreign currency risks.

We further caution investors that other factors might, in the future, prove to be important in affecting our results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this document are made as of the date of this document and we do not undertake any obligation to update forward-looking statements to reflect new information, subsequent events or otherwise, except as required by law.

In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors disclosed in this prospectus or any prospectus supplement when evaluating an investment in our Common Stock.

USE OF PROCEEDS

The proceeds from the sale of the Shares offered pursuant to this prospectus are solely for the account of the selling stockholder. Accordingly, we will not receive any of the proceeds from the sale of the Shares offered by this prospectus. See “Selling Stockholder” and “Plan of Distribution” described below.

SELLING STOCKHOLDER

The following table provides information regarding the selling stockholder and the number of Shares that such selling stockholder is offering under this prospectus. We have prepared this table based on information furnished to us by or on behalf of the selling stockholder. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling stockholder the right to acquire Common Stock within 60 days of April 2, 2012. Unless otherwise indicated in the footnotes below, we believe that the selling stockholder has sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on 54,719,313 shares of Common Stock issued and outstanding as of April 2, 2012. Since the date on which it provided us with the information below, the selling stockholder may have sold, transferred or otherwise disposed of some or all of its shares of Common Stock in transactions exempt from the registration requirements of the Securities Act.

The Shares may be sold by the selling stockholder, by those persons or entities to whom it transfers, donates, devises, pledges or distributes its Shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all Shares offered by the selling stockholder. The selling stockholder may sell less than all of the Shares listed in the table. In addition, the Shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of Shares that the selling stockholders will sell under this prospectus.

Unless otherwise indicated in the footnotes below, the selling stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below.

The selling stockholder represented to us that it purchased the Shares for its own account, for investment only and not with a view toward selling or distributing such shares in violation of the Securities Act, except in sales either registered under the Securities Act or sales that are exempt from registration. In recognition of the fact that the selling stockholder, even though purchasing the Shares for investment, may wish to be legally permitted to sell the Shares when it deems appropriate, we agreed with the selling stockholder to file a registration statement to register the resale of the Shares. We also have agreed to prepare and file all amendments and supplements necessary to keep the registration statement, of which this prospectus constitutes a part, effective until the Note, or shares of Series A Preferred Stock if the Note is converted into shares of Series A Preferred Stock, have been repaid, redeemed or converted in full into shares of Common Stock, as applicable, and all of the Shares have been sold.

Selling Stockholder

	Shares Beneficially Owned before Offering				Shares Offered Hereby		Shares Beneficially Owned After Offering
Name of selling stockholder	Number		Percentage (%)				Number	Percentage (%)
Senator Sidecar Master Fund, LP (1)	10,262,564	(2)	17.4	(3)	6,194,513	(4)	5,929,231	9.7	(5)

(1)	Senator Investment Group LP, a Delaware limited partnership, serves as investment manager to certain investment funds (the “Funds”), and as such, has investment discretion with respect to such Funds. These shares relate to shares held for the account or benefit of the Funds. Douglas Silverman, a United States citizen, and Alexander Klabin, a United States citizen, have control of a Delaware limited liability company that may be deemed to control Senator Investment Group LP. The aggregate amount of Common Stock beneficially owned by Senator Investment Group LP includes 5,929,231 shares of Common Stock currently issued and outstanding.
(2)	Represents 5,929,231 shares of Common Stock currently owned plus the conversion of the Note or the Series A Preferred Stock, as applicable, into 4,333,333 shares of Common Stock at a conversion price of $6.00 per share, which shares may be acquired within 60 days and are thus considered beneficially owned under Section 13(d) of the Exchange Act.
(3)	Calculated based on 59,052,646 shares of Common Stock outstanding, which number reflects the impact of the issuance described in footnote (2).
(4)	The number of shares is based on the expected pro forma beneficial ownership of our Common Stock by the selling stockholder, assuming (i) the issuance of the full amount of shares of Common Stock, including all interest paid in kind and dividends paid in kind prior to March 22, 2019, the date on which the Note and the Series A Preferred Stock must be repaid or redeemed, as applicable; (ii) the conversion of the Note and the Series A Preferred Stock, as applicable, including all interest paid in kind and dividends paid in kind, into shares of Common Stock at a conversion price of $6.00 per share; and (iii) that no event of default occurs under the Note and no early redemption event occurs under the Series A Preferred Stock.
(5)	Calculated based on 60,913,826, which number reflects the impact of the issuance described in footnote (4).

PLAN OF DISTRIBUTION

We are registering the Shares on behalf of the selling stockholder. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•

transactions on The NASDAQ Capital Market or on any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Common Stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of shares of our Common Stock;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	through a combination of any of the above transactions.

The selling stockholder and its successors, including its transferees, pledgees or donees or their successors, may sell the Shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the Shares being offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of API Technologies Corp. appearing in API Technologies Corp’s Form 10-KT as of November 30, 2011 and May 31, 2011 and for the six month transition period ended November 30, 2011 and Annual Report (Form 10-K) as of and for the year ended May 31, 2011, and the effectiveness of API Technologies Corp’s internal control over financial reporting as of November 30, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of API as of and for the fiscal year ended May 31, 2010 have been included in this prospectus in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of SenDEC Corporation as of and for the fiscal years ended July 31, 2010 and 2009, have been included in this prospectus in reliance upon the report of Bonadio & Co., LLP, independent public accounting firm. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Spectrum Control, Inc. and subsidiaries at November 30, 2010 and 2009, and for each of the three years in the period ended November 30, 2010 and the effectiveness of Spectrum Control, Inc. and subsidiaries’ internal control over financial reporting as of November 30, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, appearing in API Technologies Corp.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 8, 2011 and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering made under this prospectus, other than current reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K and any related exhibits, unless such current reports or portions thereof specifically reference their contents as being filed:

•	Our annual report on Form 10-K for the fiscal year ended May 31, 2011, filed with the SEC on August 26, 2011;

•	Our transition report on Form 10-KT for the transition period from June 1, 2011 to November 30, 2011, filed with the SEC on February 9, 2012;

•	Our quarterly report on Form 10-Q for the quarter ended August 31, 2011, filed with the SEC on October 17, 2011;

•	Our quarterly report on Form 10-Q for the quarter ended February 29, 2012, filed with the SEC on April 9, 2012;

•

Our current reports on Form 8-K and Form 8-K/A filed with the SEC on April 4, 2011, June 6, 2011, July 1, 2011, both filings on July 8, 2011, September 8, 2011, November 8, 2011, November 30, 2011, January 11, 2012, January 20, 2012, February 1, 2012, March 28, 2012, April 10, 2012 and April 13, 2012; and

•

The description of our Common Stock contained in our registration statement on Form 10-SB (File No. 000-1081078), filed with the Commission on February 10, 2000, including any amendment or report filed for the purpose of updating such description.

Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, upon oral or written request to:

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

Attn: Investor Relations

(407) 876-0279

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these reports, proxy statements and other information at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our Commission filings are also available at the Commission’s web site at www.sec.gov and our website at www.apitechnologies.com. We have not incorporated by reference into this prospectus the information contained on our website and you should not consider it to be part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

Amount to be Paid
Securities and Exchange Commission Registration Fee	$2,775.67
Legal Fees and Expenses	$50,000.00
Accountant’s Fees and Expenses	$25,000.00
Total	$77,775.67

Item 15. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Our Amended and Restated Certificate of Incorporation, as amended, provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the directors’ duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL.

Our Amended and Restated Bylaws (the “Bylaws”) provide that API shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of API or serves or served at any other enterprise as a director or officer at the request of API.

The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

We have entered into indemnification agreements with our directors, executive officers and certain other employees. These agreements provide for the indemnification by us to the fullest extent permitted by applicable law and set forth the procedures pursuant to which indemnification and advancement of expenses will be provided to indemnitiees.

Item 16. Exhibits

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
2.1(1)	Agreement and Plan of Merger, dated as of January 9, 2011, by and among API Technologies Corp., Vintage Albany Acquisition, LLC, API Merger Sub, Inc. and SenDEC Corporation.

2.2(2)	Agreement and Plan of Merger, dated as of March 28, 2011, by and among API Technologies Corp., Erie Acquisition Corp. and Spectrum Control, Inc.

3.4(3)	Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation.

4.1(4)	Note Purchase Agreement, dated as of March 22, 2012, by and among API Technologies Corp. and each of the Purchasers referred to therein.

4.2(4)	Form of Convertible Subordinated Note.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Bonadio & Co., LLP.

23.3	Consent of WithumSmith+Brown, PC.

23.4	Consent of Ernst & Young LLP.

23.5(5)	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

24.1(6)	Power of Attorney.

(1)	Incorporated by reference from our Current Report on Form 8-K filed with the SEC on January 11, 2011.
(2)	Incorporated by reference from our Current Report on Form 8-K filed with the SEC on March 30, 2011.
(3)	Incorporated by reference form our Definitive Consent Statement filed with the SEC on April 18, 2012.
(4)	Incorporated by reference from our Current Report on Form 8-K filed with the SEC on March 28, 2012.
(5)	Included in Exhibit 5.1.
(6)	Included on the signature page of the Registration Statement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on May 7, 2012.

API TECHNOLOGIES CORP.

By:	/s/ Brian R. Kahn
Brian R. Kahn
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Kahn his attorneys-in fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective statements), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian R. Kahn	Chairman and Chief Executive Officer	May 7, 2012
Brian R. Kahn	(Principal Executive Officer)

/s/ Phil Rehkemper Phil Rehkemper	Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2012

Matthew E. Avril	Director

/s/ Kenton W. Fiske Kenton W. Fiske	Director	May 7, 2012

/s/ Melvin L. Keating Melvin L. Keating	Director	May 7, 2012

/s/ Kenneth J. Krieg Kenneth J. Krieg	Director	May 7, 2012

EXHIBIT INDEX

Exhibit Number	Description
2.1(1)	Agreement and Plan of Merger, dated as of January 9, 2011, by and among API Technologies Corp., Vintage Albany Acquisition, LLC, API Merger Sub, Inc. and SenDEC Corporation.

2.2(2)	Agreement and Plan of Merger, dated as of March 28, 2011, by and among API Technologies Corp., Erie Acquisition Corp. and Spectrum Control, Inc.

3.4(3)	Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation.

4.1(4)	Note Purchase Agreement, dated as of March 22, 2012, by and among API Technologies Corp. and each of the Purchasers referred to therein.

4.2(4)	Form of Convertible Subordinated Note.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Bonadio & Co., LLP.

23.3	Consent of WithumSmith+Brown, PC.

23.4	Consent of Ernst & Young LLP.

23.5(5)	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

24.1(6)	Power of Attorney.

(1)	Incorporated by reference from our Current Report on Form 8-K filed with the SEC on January 11, 2011.
(2)	Incorporated by reference from our Current Report on Form 8-K filed with the SEC on March 30, 2011.
(3)	Incorporated by reference form our Definitive Consent Statement filed with the SEC on April 18, 2012.
(4)	Incorporated by reference from our Current Report on Form 8-K filed with the SEC on March 28, 2012.
(5)	Included in Exhibit 5.1.
(6)	Included on the signature page of the Registration Statement.